Washington Bancorp

                    Computation of Earnings per Common Share

                                   Exhibit 11

                                          Three Months Ended   Six Months Ended
                                           December 31, 1996   December 31, 1996
                                          ------------------   -----------------
Computation of weighted average
  number of common shares outstanding:
Common shares outstanding at the
  beginning of the period ..............          657,519           657,519
Unreleased common shares held by the
  Employee Stock Ownership Plan (ESOP)
  at the beginning of the period .......          (49,349)          (50,433)
Weighted average common shares
  released by the ESOP during the
  period ...............................              542             1,084
                                                  -------           -------

Weighted average number of common shares          608,712           608,170
                                                  =======           =======

Net income .............................         $194,749          $165,387
                                                 ========          ========


Net income per common share ............         $   0.32         $   0.27
                                                 ========         ========